Exhibit 23.17

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated November 1, 2013, with respect to the statement of revenues and certain expenses of 5161 Lankershim Boulevard for the year ended December 31, 2012, and the related notes, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. dated November 1, 2013, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013